Exhibit 99.1

MARINEMAX ACQUIRES CRUISERS YACHTS

~Leading American Made Yacht Manufacturer~

~Strategically Secures and Strengthens Its Product Portfolio~

~Cruisers’ Recent Expansion Provides Additional Growth Capacity~

~Acquisition Expected To Be Accretive in First Full Year~

CLEARWATER, FL, May 3, 2021 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced the acquisition of KCS International, Inc., better known as Cruisers Yachts, headquartered in Oconto, Wisconsin.  Cruisers Yachts (Cruisers) is recognized as one of the world’s premier manufacturers of premium yachts, producing models from 33’ to 60’ feet. Cruisers, due to demand, recently announced the expansion of their production capacity by purchasing a 216,000 square foot, purpose-built boat manufacturing plant in Pulaski, WI. Such expansion allows Cruisers to more than double its capacity over time. MarineMax’s acquisition of Cruisers Yachts ensures it will always have a premium, American built yacht in its product portfolio. The Company expects the acquisition to be accretive in its first full twelve-month period.

With over 100 years of heritage, Cruisers has successfully navigated through various industry cycles and grown through innovation and product leadership.   After launching the distinguished design and innovation of the Cantius yacht series in 2011, Cruisers’ growth and market share accelerated. The Company successfully navigated through the 2020 pandemic, producing revenue of over $75 million. Cruisers has an accomplished dealer network, including SkipperBud’s and Silver Seas Yachts, which were acquired by MarineMax in October 2020, plus five recently added MarineMax locations.  Combined, MarineMax accounts for nearly half of Cruisers’ revenue on an annual basis.

W. Brett McGill, Chief Executive Officer and President of MarineMax stated, "The strategic acquisition of Cruisers Yachts benefits our customers by filling a meaningful void in our product portfolio which was created in 2018 by the loss of Sea Ray sport yacht and yacht models. The acquisition also aligns with our long-term strategy of expanding our gross margins by adding a higher margin business. Cruisers has a seasoned, passionate and successful team.  Their industry knowledge and their recent expansion, combined with MarineMax’s resources, will enable Cruisers to accelerate its positioning in the market. We can continue to expand and grow with Cruisers’ model line-up in markets that are available. We are excited to have Mark Pedersen join our management team as he will continue to lead the operations of Cruisers’ more than 350 team members.”

~more~

Mark Pedersen,

President of Cruisers Yachts stated, “We are very excited about becoming part of the MarineMax family and the great opportunities that lie ahead. Over the years we have recognized that certain customers prefer to only buy an American built yacht, and our brand compliments MarineMax’s other offerings.  The MarineMax team has a proven track record of great success in our industry. With our loyal Cruisers owners and a strong dealer network, we will all greatly benefit from being a part of MarineMax.”

Prior to the acquisition, MarineMax’s financial capacity, consisting of cash and cash equivalents, along with available borrowings under its credit facilities, exceeded $400 million. The Company paid $63 million for Cruisers, including the recently acquired Pulaski, WI facility. The Company will provide additional details on the acquisition when it reports its June 2021 results.

About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 77 retail dealership locations, including 30 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, it is also the largest super-yacht services provider, operating locations across the globe. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE:HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the belief that Cruisers will accelerate its improvement in market position, the acquisition being accretive, the Company’s long-term strategy to grow its cycle resilient higher margin businesses, the Company’s continued growth. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen or Dawn Francfort
	Abbey Heimensen	ICR, LLC.
	Media:	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700